Investor Relations/Media Contact: ICR, Inc. Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE ANNOUNCES CASH TENDER OFFER FOR ANY AND ALL
OF ITS 7.50% CONVERTIBLE SENIOR NOTES

NEW YORK—(BUSINESS WIRE)—April 13, 2010—CapLease, Inc. (NYSE: LSE) announced today that it has commenced a cash tender offer for any and all of its $49,944,000 principal amount of outstanding 7.50% Convertible Senior Notes due 2027 (CUSIP No. 140288 AA 9) (the “Notes”). CapLease intends to pay for all of the Notes purchased pursuant to the tender offer by utilizing cash on hand. The Offer to Purchase, dated today, and the related letter of transmittal, set forth the terms of the tender offer.

Upon the terms and subject to the conditions of the tender offer, the Notes will be purchased at a purchase price of $1,000 per $1,000 in principal amount of such Notes that are validly tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the date on which the Notes are purchased. The tender offer will expire at 5:00 p.m., New York City time, on May 10, 2010, unless extended (the “Expiration Date”) or earlier terminated by the Company. Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Tendered Notes may be withdrawn at any time prior to, but not after, 5:00 p.m., New York City time, on the Expiration Date.

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The tender offer is not conditioned upon the tender of any minimum principal amount of Notes or CapLease obtaining any amount of cash in order to fund the purchase of the Notes. Subject to applicable law, CapLease may, at its sole discretion, waive any condition applicable to the tender offer and may extend the tender offer. Under certain conditions and as more fully described in the Offer to Purchase, CapLease may terminate the tender offer before the Expiration Date.

CapLease has retained D.F. King & Co., Inc. to serve as the information agent for the tender offer. Questions and requests for assistance may be directed to the information agent, which can be reached at (212) 269-5550 (for banks and brokers only) or (800) 967-4617 (for all others toll-free).  Requests for documents may also be directed to the information agent at the above telephone numbers.

None of CapLease, its board of directors or the information agent makes any recommendation as to whether holders of the Notes should tender or refrain from tendering Notes, and no one has been authorized to make such a recommendation. Holders of the Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of Notes to tender.  This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The offer is made only by the Offer to Purchase and the related letter of transmittal.  The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release contains statements that are forward-looking.  Such forward-looking statements involve risks and uncertainties and actual outcomes may differ materially from those projected.  For more information regarding these risks and uncertainties, review CapLease’s filings with the Securities and Exchange Commission.

About CapLease:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.